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                                  [LETTERHEAD]




                               September 21, 2000



Rogers International Raw Materials Fund, L.P.
c/o Beeland Management Company, L.L.C.
1000 Hart Road
Barrington, Illinois 60010

         Re:      Rogers International Raw Materials Fund, L.P.

Ladies and Gentlemen:

         We have acted as counsel for Rogers International Raw Materials Fund, L.P., a limited partnership organized under the Illinois Revised Limited Partnership Act (the "Fund"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 (the "Registration Statement"), relating to the registration of 2,000,000 units of limited partnership interests in the Fund. In so acting, we have reviewed such data, documents, statutes and regulations and have considered such questions of law and fact as we have deemed pertinent for purposes of this opinion. Based upon the foregoing, we are of the opinion that the Fund should be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. In addition, we are of the opinion that the section entitled "Federal Income Tax Aspects" in the Prospectus constituting part of the Registration Statement describes the material federal income tax consequences to United States taxpayers that are individuals that invest in the Fund.

         The opinions rendered herein are issued in accordance with American Bar Association Opinion No. 346 (Revised), dated January 29, 1982, and Section 10.33 of the United States Treasury Department Circular 230, dated November 23, 1984, as amended, effective July 20, 1994.

         We affirm, however, notwithstanding anything to the contrary in this opinion, that in the preparation of this opinion, "further inquiry is not required," as such phrase is used in ABA Formal Opinion 346 (Revised), and that we have
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September 21, 2000
Page 2



complied with all the requirements of Treasury Circular 230, as revised, including without limitation, the specific requirements of Section 10.33(a)(1) of that Circular.

         This opinion is based upon the facts as stated in the Registration Statement, the current federal income tax law and regulations, the Fund's Amended and Restated Limited Partnership Agreement (the "Limited Partnership Agreement") and the following representations of the General Partner of the
Fund: (a) at all times the Fund will be operated in accordance with the Illinois Revised Uniform Limited Partnership Act, as applicable, and the Limited Partnership Agreement, (b) the aggregate deductions to be claimed by the partners of the Fund as their distributive shares of the Fund's net losses for the first two years of operation of the Fund will not exceed the amount of equity capital invested in the Fund, (c) no creditor who makes a loan to the Fund will have or acquire as a result of making the loan any direct or indirect interest in the capital, profits or property of the Fund other than as a secured creditor, and (d) interests in the Fund will not be (1) traded on an established securities market, or (2) readily tradable on a secondary market (or the substantial equivalent thereof). We are relying upon the facts stated in the Prospectus which you have represented to us to be accurate and complete in all material respects. Nothing contrary to or inconsistent with these representations has come to our attention in the course of our consideration of these matters. No tax ruling has been obtained from the Internal Revenue Service confirming this treatment and the General Partner of the Fund does not intend to request such a ruling.

         Our opinion is based upon current law and published Internal Revenue Service Rulings, Internal Revenue Service Procedures, Regulations and court decisions (collectively, the "Published Interpretations"), all of which are subject to change prospectively or retroactively. The opinions herein express our best judgment of the law and the Published Interpretations, but our opinion is not binding upon the Internal Revenue Service or the courts, either of which may reach different conclusions than ours. We believe we have reasonably relied upon the facts as represented by you. However, generally, the facts which you have represented relate to future activities which you have predicted but which you cannot assure. Any change in the facts, whether past or prospective, may adversely affect our opinion. Further, we express no opinion as to whether the Internal Revenue Service may successfully challenge factual determinations which are made by you.
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September 21, 2000
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         You have not analyzed the state and local income tax consequences related to participation in the Fund and have so stated in the "Federal Income Tax Aspects" section of the Prospectus. Consequently, you have not requested our analysis or opinion of any aspect of the state and local tax consequences which may flow from participation in the Fund, and no opinion with respect thereto is expressed by us.

         In connection with our rendering of the above opinions, please be advised that we have examined only the documents indicated. We are members of the Bar of the State of Illinois and do not hold ourselves out as experts on the laws of any other state or foreign country. Our opinion is limited to the laws of the State of Illinois and the Internal Revenue Code and the Published Interpretations and we express no opinion as to any other laws, regulations or advisory rulings.

         This opinion is given to you as of the date hereof and we assume no obligation to advise you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof.

         We hereby consent (i) to being named in the "Federal Income Tax Aspects" section of the Prospectus as the attorneys who will render certain opinions for the Fund related to certain federal income tax aspects related to the Fund and an investment in the Fund, (ii) to the inclusion of this opinion as an Exhibit 8 to the Registration Statement and (iii) to the inclusion of this opinion as an exhibit to the registration statements to be filed with state securities commissions.


                                    Very truly yours,



                                    WILDMAN, HARROLD, ALLEN & DIXON



                                    /s/ WILDMAN, HARROLD, ALLEN & DIXON